                                                                     EXHIBIT 4.5








                              WISCONSIN GAS COMPANY
                             EMPLOYEES' SAVINGS PLAN

                   (As Amended and Restated Effective in 2000)

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

Article I. APPLICATION AND PURPOSE.............................................1

Article II. DEFINITION OF TERMS................................................2
        Section 2.01.   Definitions............................................2
        Section 2.02.   Construction...........................................5

Article III. PARTICIPATION.....................................................7
        Section 3.01.   Participation..........................................7
        Section 3.02.   Transfers..............................................8
        Section 3.03.   Special Rules Applicable to Returning Veterans.........9

Article IV. PARTICIPANT'S DEPOSITS............................................11
        Section 4.01.   Amount and Payment of Participant Deposits............11
        Section 4.02.   Suspension of a Participant's Deposits................11
        Section 4.03.   Recommencement of Deposits............................12
        Section 4.04.   Election Period and Effective Date....................12
        Section 4.05.   Rollover Deposits.....................................12
        Section 4.06.   Average Deferral Percentage Test......................12
        Section 4.07.   Maximum Contribution Percentage Test..................14

Article V. EMPLOYER CONTRIBUTIONS AND FUNDING POLICY..........................16
        Section 5.01.   Employer Contributions................................16
        Section 5.02.   No Liability for Future Contributions.................16
        Section 5.03.   Funding Policy........................................16

Article VI. INVESTMENT FUNDS..................................................17
        Section 6.01.   Investment Fund Selection.............................17
        Section 6.02.   Direction of Investment...............................17
        Section 6.03.   Transfers Between Funds...............................17
        Section 6.04.   Voting of WEC Stock...................................17
        Section 6.05.   Tender Offers.........................................18

Article VII. PARTICIPANT ACCOUNTS.............................................19
        Section 7.01.   Description of Participant Accounts...................19
        Section 7.02.   Allocation of Participant Deposits and Employer
                        Contributions.........................................19
        Section 7.03.   Allocation of Changes in Value........................19
        Section 7.04.   Annual Statement for Participants.....................19

Article VIII. BENEFITS........................................................20
        Section 8.01.   Non-Forfeitability....................................20
        Section 8.02.   Withdrawal of Savings Subaccount Deposits.............20

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                                                                            Page
                                                                            ----

        Section 8.03.   Hardship Withdrawal of Rollover Subaccount and
                        Tax Deferral Subaccount Deposits......................20
        Section 8.04.   Withdrawals after Age 59-1/2..........................20
        Section 8.05.   Time and Manner of Payment and Date of Valuation......21
        Section 8.06.   Distributions to Minor and Disabled Beneficiaries.....21
        Section 8.07.   Loans to Participants.................................22

Article IX. PLAN ADMINISTRATION...............................................25
        Section 9.01.   Appointment of Members................................25
        Section 9.02.   Responsibility and Authority of the Administrator.....25
        Section 9.03.   Use of Professional Services..........................25
        Section 9.04.   Fees and Expenses.....................................25
        Section 9.05.   Organization and Procedure............................26
        Section 9.06.   Delegation of Authority and Responsibility............26
        Section 9.07.   Requirement to Furnish Information and to Use
                        Administrator's Forms.................................26
        Section 9.08.   Claims Procedure......................................26
        Section 9.09.   Agent for Service of Process..........................27
        Section 9.10.   Communications........................................27

Article X. AMENDMENT AND TERMINATION..........................................29
        Section 10.01.  Amendment.............................................29
        Section 10.02.  Termination...........................................29

Article XI. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES....................30
        Section 11.01.  Fiduciaries...........................................30
        Section 11.02.  Allocation of Fiduciary Responsibilities..............30
        Section 11.03.  General Limitation on Liability.......................30
        Section 11.04.  Responsibility for Co-Fiduciaries.....................30
        Section 11.05.  Multiple Fiduciary Capacities.........................31

Article XII. GENERAL PROVISIONS...............................................32
        Section 12.01.  NonGuarantee of Employment or Other Benefits..........32
        Section 12.02.  Mergers, Consolidations and Transfers of Plan Assets..32
        Section 12.03.  Spendthrift Clause....................................32
        Section 12.04.  Exclusive Benefit.....................................32
        Section 12.05.  Limitation of Allocations.............................32
        Section 12.06.  Top-Heavy Restrictions................................33
        Section 12.07.  Indemnification.......................................34
        Section 12.08.  Successors and Assigns................................34
        Section 12.09.  Retroactive Effective Dates...........................34
        Section 12.10.  Withholding/Rollover Rules............................35

CERTIFICATION.................................................................36

                              WISCONSIN GAS COMPANY
                             EMPLOYEES' SAVINGS PLAN

                   (As Amended and Restated Effective in 2000)

     Article I. APPLICATION AND PURPOSE

     Effective June 30, 1975, Wisconsin Gas Company (hereinafter called "Company"), a Wisconsin corporation, withdrew as a participating employer in American Natural Resources System Companies Employees' Savings Plan and continued such savings plan for the benefit of its eligible non-union employees under the name of Wisconsin Gas Company Employees' Savings Plan (hereinafter called "Plan"). Since its original adoption in 1958, the Plan has been amended and restated from time to time to comply with applicable legal requirements, to include a qualified cash or deferred arrangement, to implement a leveraged employee stock ownership plan with respect to the matching Employer contributions, and to make various other revisions. The current restatement reflects the merger with Wisconsin Energy Corporation or an affiliate thereof, the termination of the leveraged employee stock ownership plan, the reestablishment of the pre-ESOP matching contribution formula, and amendments to satisfy recent statutory and regulatory developments. Except as otherwise specifically provided, it is effective as of the "Effective Time of Merger" under the Wisconsin Energy Corporation merger documents.

     Article II DEFINITION OF TERMS

     Section 2.01 Definitions. The following terms when used herein shall have the following respective meanings, unless the context clearly indicates otherwise:

     (a) "Administrator" means the committee appointed pursuant to Article IX hereof to administer the Plan.

     (b) "Affiliate" means any Employer and any other corporation which is a member of a controlled group of corporations (within the meaning of Section 1563[a] of the Code determined without regard to subsections [a][4] or [e][3][c] thereof) which includes an Employer.

     (c) "Beneficiary" means the person, trust and/or other entity entitled to receive benefits in the event of the Participant's death as provided by the provisions of the Plan. Any designation of Beneficiary by a Participant shall be in writing and filed with the Administrator on the form and in the manner prescribed by the Administrator and may be changed or withdrawn from time to time by the Participant. In the event the Participant is married, the Beneficiary shall be the Participant's spouse unless the spouse consents irrevocably and in a single writing to the designation of any alternative Beneficiary or any subsequent change of Beneficiary and such consent is witnessed (i) by a Plan representative appointed by the Administrator or (ii) by a notary public. In the event no valid designation of Beneficiary is on file at the date of death or no designated Beneficiary survives him, the Participant's spouse shall be deemed to be the Beneficiary; in the further event the Participant has no spouse or the spouse does not survive him, the Participant's estate shall be deemed to be the Beneficiary. Notwithstanding the foregoing, in the event of the Participant's divorce, the former spouse shall cease to be a Beneficiary unless after such divorce the Participant completes a new designation naming such individual as a Beneficiary.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Code" means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

     (f) "Company" means Wisconsin Gas Company, a Wisconsin corporation, or any successor thereto.

     (g) "Compensation" means a Participant's base salary and/or wages from the Employers before deductions, including commissions, any Participant deposits pursuant to Section 4.01 hereof and any salary reduction due to participation in a cafeteria plan subject to Section 125 of the Code, but exclusive of (i) any overtime or other premium pay, (ii) bonuses, (iii) any contributions on behalf of such Participant paid by an Employer to the Plan other than Participant deposits or to any other employee benefit plan (as defined by ERISA), (iv) increased wages or salary resulting from temporary promotion, upgrading or transfer, of whatever duration, to a higher paid job or classification and (v) any other form of additional remuneration and/or expense reimbursement which the Administrator, in its sole discretion, determines not to be compensation hereunder. The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all other purposes under the Plan shall be $170,000 (or such higher amount permitted pursuant to Code Section 401(a)(17)).

     (h) "Employee" means any employee of an Employer with two exceptions. First, a person who is in a collective bargaining unit with which the Employer has a bargaining agreement shall not be included unless such agreement specifically provides that persons in such unit shall be covered by the Plan. Second, the only employees of FieldTech, Inc. who shall be covered by the Plan, subject to the first exception, shall be (i) those employed on October 1, 1996, in an administrative or management position, (ii) those employed in a corporate management position after October 1, 1996, and (iii) those transferred from Wisconsin Gas Company District Hourly employment to FieldTech, Inc. employment effective October 1, 1996, who were eligible for and elected to become Participants on or before April 1, 1997. A person who is a "leased employee" within the meaning of Code Section 414(n) and (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes eligible to participate herein, credit shall be given for the person's service as a leased employee toward completion of the Plan's eligibility and vesting requirements, including any service for a member of the controlled group or affiliated service group. For purposes hereof, a person shall be deemed an employee of a corporation if such person is included on such corporation's payroll; a person shall not be an employee merely because a person is an officer of an Employer or because an Employer is assessed an internal charge on its books for the benefit of an Affiliate which employs such person who performs some services for the Employer at the request of said Affiliate.

     (i) "Employer" means the Company, WICOR, Inc., a Wisconsin corporation, WEXCO of Delaware, Inc., a Delaware corporation, WICOR Energy Services Company, FieldTech, Inc. and any other Affiliate which adopts the Plan by appropriate Board of Directors action and which is authorized to participate in the Plan by action of the Board.

     (j) "Employer Contribution Subaccount" means for each Participant the portion of the Participant's Plan account to which the Employer makes matching contributions.

     (k) "Entry Date" means the first business day of a month. For purposes of calculating deposits, in the event a payroll period overlaps an Entry Date, deposits shall be based on compensation for the first full pay period on or after the Entry Date.

     (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended from time to time.

     (m) "Hardship" means any one of the following expenses deemed by the Internal Revenue Service to be an immediate and heavy financial need:

     (i) medical expenses described in Code section 213(d) incurred by the Employee, the Employee's spouse, or any dependents of the employee (as defined in Code section 152) or necessary for these persons to obtain such medical care;

     (ii) cost directly related to the purchase of a principal residence for the Employee (excluding mortgage payments);

     (iii) payment of tuition, and related educational fees, and room and board for the next twelve (12) months of post-secondary education for the Employee, his or her spouse, children, or dependents;

     (iv) payments necessary to prevent the eviction of the Employee from his principal residence or foreclosure on the mortgage of the Employee's principal residence; and

     (v) any amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

     (n) "Insurer" means any insurance company or companies designated by the Investment Committee which enter into an agreement with the Trustee to invest all or a portion of the assets of the Trust Fund hereunder.

     (o) "Investment Committee" means the Retirement Plans Investment Committee established and appointed to perform such duties with respect to the Trust Fund as it may be delegated from time to time.

     (p) "Participant" means any Employee who becomes eligible to participate under the Plan and elects to make deposits pursuant to Section 3.01(b) hereof.

     (q) "Plan" means the employee benefit arrangement herein continued and contained, as amended and in effect from time to time, which Plan shall be known as the "Wisconsin Gas Company Employees' Savings Plan". The governing documents for the Plan shall include this Plan document, any amendments hereto, any agreement with any Trustee and/or Insurer, any amendments to any such agreement, resolutions of the Board relating hereto and such uniformly applicable rules, regulations and standards promulgated by the Administrator or the Investment Committee consistent and in accordance with the terms hereof and ERISA requirements.

     (r) "Plan Year" means the standard calendar year commencing any January 1 and ending on any December 31.

     (s) "Rollover Subaccount" means for each Participant the portion of the Participant's Plan account to which any rollovers pursuant to Section 4.05 are made.

     (t) "Savings Subaccount" means for each Participant the portion of the Participant's Plan account to which he may contribute on an after tax basis after February 28, 1983 and any allotments pursuant to the terms of the Plan in effect prior to March 1, 1983.

     (u) "Tax Deferral Subaccount" means for each Participant the portion of the Participant's Plan account to which he may contribute on a tax deferral basis.

     (v) "Total Disability" means that a Participant meets the conditions set forth in section 4.01 of the Wisconsin Gas Company Disability Plan.

     (w) "Trust Agreement" means the agreement, as amended and in effect from time to time, between the Company and Trustee for the purpose of funding the benefits provided hereunder and administering the Trust Fund, such agreement to be known as the WICOR, Inc. Master Savings Trust Agreement".

     (x) "Trust Fund" means all sums of money and other property, together with all earnings, income and increments thereon attributable to the Plan and held under the Trust Agreement.

     (y) "Trustee" means Marshall & Ilsley Trust Company, a Wisconsin corporation, or any successor or successors thereto, appointed by the Board to hold and administer the Trust Fund.

     (z) "Valuation Date" means the most recent day on which securities markets are open for business.

     (aa) "WEC Stock" means common stock of Wisconsin Energy Corporation.

     (bb) "WEC Stock Fund" means an investment fund that shall be invested primarily in WEC Stock. The ERISA limitation on the maximum amount of securities in a plan shall not be applicable hereto.

     Section 2.02. Construction.

     (a) Terms. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire document and not to any particular Article or Section. Titles of Articles and Sections hereof are for general information only, and the Plan is not to be construed by reference thereto.

     (b) Interpretation. The Plan is intended to be a cash or deferred arrangement in a profit sharing plan meeting the requirements of Sections 401(k) and 401(m) of the Code. It shall be interpreted so as to comply with the applicable requirements thereof, where such requirements are not clearly contrary to the express terms hereof. In all other respects, the Plan shall be construed and its validity determined according to the laws of the State of Wisconsin to the extent such laws are not preempted by federal law. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

     Article III. PARTICIPATION

     Section 3.01. Participation.

     (a) There shall be two separate sets of participation requirements, one applicable for eligibility to make Employee contributions pursuant to Article IV hereof and the other for eligibility for Employer matching contributions pursuant to Article V hereof. In order to become a Participant for purposes of
Article IV, an Employee must have attained the minimum age of twenty-one (21) and must timely file a written application as provided in subsection (b) below and shall become a Participant as of the first Entry Date following the completion of such requirements. In order to become a Participant for purposes of Article V, an Employee must complete the eligibility requirements provided in subsection (c) below and shall become a Participant as of the next following Entry Date.

     (b) An eligible Employee may become a Participant by filing a written application with the Administrator by the 22nd day of the month prior to any Entry Date. A person who has just become an Employee also has a one-time opportunity to apply immediately for Participant status commencing with the next Entry Date. The Employee's application shall authorize the Employer to deduct deposits from the Employee's Compensation in amounts specified by the Employee pursuant to Article IV and shall evidence the Employee's acceptance of and agreement to all of the provisions of the Plan.

     (c) The eligibility requirements for participation for purposes of Article V are the following:

     (i)  attainment of age twenty-one (21);

     (ii) completion of 1,000 Hours of Service in a twelve (12) month period beginning on an Employee's date of hire or any subsequent January 1;

     (iii) employment in the status of an Employee; and

     (iv) completion of a one (1) year waiting period commencing with the individual's first date of hire with an Affiliate, regardless of the actual period of employment with any Affiliate.

     (d) A person shall receive credit for an Hour of Service for:

     (i) Each hour for which an employee is paid, or entitled to payment, for the performance of duties for the Employer. These hours shall be credited to the Employee for the computation period or periods in which the duties are performed, and

     (ii) Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity, disability, layoff, jury duty, military duty or other authorized leave of absence. No more than 501 hours of service shall be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period). These indirect non-duty hours shall be credited to the Employee for the computation period or periods in which the indirect non-duty hours occur.

     (iii) Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under paragraph (a) or paragraph
          (b), as the case may be, and under this paragraph (d). These hours shall be credited to the Employee for the computation period or periods to which the award or agreement pertains rather that the computation period in which the award, agreement or payment is made.

     (iv) Where the Company maintains the Plan of a predecessor employer, service for such predecessor employer shall be treated as service for the Company.

     (v)  Hours of Service shall be credited for employment:

          (1) with other entities aggregated with the Company under Code Sections 414(b), (c) or (m); and

          (2) by an individual considered an employee under Code Section 414(n) or Code Section 414(o) and Regulations thereunder;

          (3) with entities aggregated with the Company under Code Section 414(o) and Regulations thereunder.

     (vi) For purposes of determining Hours of Service, the Regulations under Title 29, 2530.200b-2 are incorporated by reference in this Plan.

     Section 3.02. Transfers.

     (a) In the event a Participant transfers to a job status such that he ceases to be an Employee, deposits hereunder shall cease with the last Compensation received as an Employee and his account shall be transferred to that Company sponsored savings plan in which he is eligible to commence participation and under which terms he is eligible to make deposits if permitted by such plan.

     (b) In the event the employee of an Affiliate transfers to the job status of an Employee and satisfies the requirements of Section 3.01, he shall be eligible to become a Participant as of the first day of the month next following the later of such job transfer or the completion of such eligibility requirements; provided, however, that said Employee makes application for Participant status immediately upon becoming eligible. Failure to file such immediate application shall postpone the commencement of his Plan participation until he makes proper application at the next Entry Date or any Entry Date thereafter. In the event that such transfer is with the knowing consent of the applicable Affiliates, if the former savings plan so provides, the account balances of the Participant under the former plan shall be transferred to this Plan. In such event, the Administrator shall allocate them to the appropriate subaccounts and shall apply such rules from the former plan as may be required to satisfy the "protected benefit" requirements of Code Section 411(d)(6).

     Section 3.03. Special Rules Applicable to Returning Veterans. The following provisions shall apply to a Participant who is absent from active employment with an Employer on account of military service and who returns from such military service to active employment with an Employer under terms and conditions that entitle the Participant to the protections of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended:

     (a) The Participant may elect (either in lieu of or in addition to the deposits that the Participant may elect to make with respect to Compensation earned on and after his reemployment) to make deposits with respect to his period of eligible military service ("Make-up Contributions"). The Participant may elect Make-up Contributions during the period that begins on the date of the Participant's reemployment from covered military service and extends (i) for five years from the date of reemployment, or (ii) for a period equal to three times the Participant's period of covered military service. The Make-up Contributions may not exceed the maximum amount of deposits that would have been permitted under the Plan and applicable Code provisions had the Participant been continuously employed by the Employer during the period of military service, reduced by the amount of deposits (if any) actually made by the Participant during the period of military service.

     (b) The Employer shall make a matching contribution with respect to Make-up Contributions in an amount equal to the amount of matching contribution that would have been made on behalf of the Participant had the Make-up Contribution been made during the period of military service.

     (c) For purposes of determining the maximum amount of Make-up Contributions permissible under (a), the Participant's compensation during the period of eligible military service shall be deemed to equal the rate of pay that the Participant would have received from the Employer but for the military service; provided that if such compensation cannot be determined with reasonable certainty, the Participant's compensation for the period of military service shall be deemed to equal the Participant's average compensation from the Employer for the twelve (12) month period immediately preceding the Participant's military service (or if the Participant was employed for less than the full twelve

(12) month period immediately preceding his military service, the Participant's average compensation from the Employer for the Participant's entire period of employment with the Employer preceding the Participant's military service).

     (d) No adjustment shall be made to an Participant's account to reflect the gain or loss that would have been credited (charged) to the Participant's account had the Make-up Contributions been made during the period of military service rather than following the Participant's return to active employment.

     Article IV. PARTICIPANT'S DEPOSITS

     Section 4.01. Amount and Payment of Participant Deposits.

     (a) At the time of eligibility for participation under Section 3.01(c) hereof, a Participant shall select the rate of his deposits, which may be any whole number between one percent (1%) and six percent (6%) of his Compensation to his Savings Subaccount and/or any whole number between one percent (1%) and ten percent (10%) of his Compensation to his Tax Deferral Subaccount.

     (b) The rate of a Participant's deposits shall remain in effect until changed by election. As of any Entry Date, a Participant may change the rate of his deposits to any whole number between one and six percent (1% and 6%) of his Compensation to his Savings Subaccount and/or any whole number between one and ten percent (1% and 10%) of his Compensation to his Tax Deferral Subaccount by giving notice to the Administrator.

     (c) Deposits shall be made by the Participant through regular payroll deduction from his Compensation. Amounts received by an Employer shall be remitted to the Trustee as of the earliest date the Employer can reasonably segregate such contributions from its general assets but not later than fifteen
(15) days following the end of the calendar month in which the deposits are made.

     (d) Deposits hereunder for any calendar month shall be the basis for the allocation of amounts resulting from Employer contributions hereunder for such month to the Participant's Tax Deferral Subaccount.

     (e) No Participant shall contribute to the Tax Deferral Subaccount in excess of Ten Thousand Five Hundred Dollars ($10,500) in any calendar year (or such higher amount permitted pursuant to Code Section 402(g)) less the amount of any elective deferral under all other plans, contracts or arrangements. In the event it is determined by the Administrator that the Participant's contribution to his Tax Deferral Subaccount shall exceed such amount, all further contributions by the Participant for the calendar year shall cease unless the Participant specifically elects to have future contributions contributed to the Participant's Savings Subaccount.

     Section 4.02. Suspension of a Participant's Deposits.

     (a) Notwithstanding the provisions of Section 4.01 hereof, by notice to the Administrator, a Participant may elect at any time to suspend making deposits.

     (b) A Participant's deposits shall be automatically suspended for any period he fails to meet the definition of Employee in Section 2.01(h) hereof.

     (c) A Participant's deposits shall be automatically suspended for a period of twelve (12) consecutive months, commencing the month following the Plan's issuance of a distribution pursuant to Section 8.03 hereof.

     Section 4.03. Recommencement of Deposits.

     (a) Participants shall not be permitted to make up suspended deposits or to make retroactive deposits except where the Administrator determines that an administrative or clerical error has occurred in determining or deducting from Compensation the amount of deposits elected by the Participant.

     (b) A Participant whose deposits are suspended under Section 4.02 hereof may, by notice to the Administrator, resume making deposits effective with the next Entry Date after any minimum period of suspension.

     Section 4.04. Election Period and Effective Date. Elections pursuant to Sections 4.01 and 4.03 hereof shall be effective as of the first Entry Date after the filing of such election with the Administrator in which these changes can be processed. Any election made pursuant to Section 4.02 hereof shall be placed in effect by the Administrator as of the earliest possible date after the filing of such an election with the Administrator. Any such election shall be made in the form and in the manner prescribed by the Administrator.

     Section 4.05. Rollover Deposits. The Administrator shall direct the Trustee to accept benefits (in the form of cash) of any Participant arising out of his participation in an employee pension benefit plan maintained by an employer or a former employer of such person, as a qualified plan under Code Section 401 or 403 to the extent that such benefits constitute an "eligible rollover distribution" under Code Section 402(c) or the proceeds from a rollover individual retirement account under Code Section 408(d)(3). Any amount so transferred shall be credited to the Participant's Rollover Subaccount. Notwithstanding the foregoing, no such rollover shall apply in the case of a transfer of employment from an Affiliate; any transfer of account balances shall occur solely pursuant to Section 3.02(b).

     Section 4.06. Average Deferral Percentage Test.

     (a) The Plan is subject to the limitations of Code Section 401(k), which are incorporated herein by this reference, including the statutory requirements, the regulatory requirements of Treas. Reg. Section 1.401(k)-1, and all subsequent Internal Revenue Service guidance issued under the applicable Code provisions. Accordingly, the average deferral percentage for any Plan Year for the group of highly compensated employees as defined in Code Section 414(q) who are eligible to participate in the Plan ("Highly Compensated Participants") shall not exceed the greater of:

     (i) 125 percent of the average deferral percentage for the preceding Plan Year for all employees who were eligible to participate in the Plan in such Plan Year other than highly compensated employees for such year as defined in Code Section 414(q) ("Non-Highly Compensated Participants"); or

     (ii) the lesser of (A) the average deferral percentage for the group of Non-Highly Compensated Participants for the preceding Plan

          Year plus two percent; or (B) two times the average deferral percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year.

     (b) The deferral percentage for any Non-Highly Compensated Participant is calculated by dividing the amount of the Participant's pre-tax deposits for the preceding Plan Year by the Participant's compensation (as defined in Code Sections 414(q)(4) and 415(c)(3)) for such Plan Year. The deferral percentage for any Highly Compensated Participant is calculated by dividing the amount of the Participant's pre-tax deposits for the current Plan Year by the Participant's compensation (as defined in Code Sections 414(q)(4) and 415(c)(3)) for such Plan Year. The average deferral percentage for the group of Highly Compensated Participants and the group of Non-Highly Compensated Participants is the average of the deferral percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Administrator, in calculating a Participant's deferral percentage, may elect to treat qualified elective contributions and qualified non-elective contributions (if any) as if they were pre-tax deposits and/or to recharacterize pre-tax deposits as after-tax contributions.

     (c) The Administrator may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of pre-tax deposits that may be made by or on behalf of Highly Compensated Participants for the Plan Year. In addition, the Administrator may prospectively decrease the rate of pre-tax deposits of any Participant at any time, if the Administrator determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average deferral percentage limitations or the requirements of Code Sections 401(k), 402(g), 415 or other applicable provisions.

     (d) If the average deferral percentage of Highly Compensated Participants for any Plan Year exceeds the applicable deferral percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of his excess pre-tax deposits, together with income on such pre-tax deposits for the Plan Year in which the contributions were made. Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess pre-tax deposits relate; provided that the relevant Employer will be subject to an excise tax if excess pre-tax deposits are not distributed within two and one-half months following the close of the Plan Year in which they were made. The aggregate amount of pre-tax deposits to be refunded shall be determined by reducing (or leveling) the maximum allowable level of pre-tax deposits to a percentage determined by the Administrator that, if applied to all Highly Compensated Participants with a deferral percentage above that level, would result in the average deferral percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Participants by reducing (or leveling) the maximum dollar amount of pre-tax deposits for the Plan Year to an amount determined by the Administrator that, if applied to all Highly Compensated Participants with pre-tax deposits above that level, would result in a refund of pre-tax deposits equal to the aggregate amount of excess pre-tax deposits calculated in accordance with the preceding sentence. The amount required to be distributed to any Highly Compensated Participant shall be reduced by the amount of excess pre-tax deposits (if any) previously distributed to the Participant in order to comply with Code Section 402(g)(5).

     (e) To the extent that pre-tax deposits refunded to a Highly Compensated Participant in accordance with subsection (d) above resulted in Employer matching contributions being allocated to the Participant's account, such matching contributions, together with all income on such matching contributions for the Plan Year to which the matching contributions relate (but not including any gap period income) shall be forfeited. This forfeiture shall occur notwithstanding the vesting schedule otherwise applicable to matching contributions.

     (f) In the event that the Administrator determines that Code Section 401(k) (including the regulations thereunder) may be applied in a manner different than that prescribed in this Section, the Administrator, in its discretion, may make appropriate adjustments and such adjustments shall be an effective amendment of this section. In addition, the Administrator may promulgate such further rules and procedures as it may deem necessary for the proper application of this Section.

     (g) Following the application of this Section and the average contribution requirements below, the Administrator shall make further adjustments as necessary to comply with the "multiple use" test of Code Section 401(m)(9) and the regulations thereunder by refunding pre-tax or after-tax deposits or distributing Employer matching contributions to Highly Compensated Employees as the Administrator determines appropriate.

     Section 4.07. Maximum Contribution Percentage Test.

     (a) The Plan is subject to the limitations of Code Section 401(m), which are incorporated herein by this reference, including the statutory requirements, the regulatory requirements of Treas. Reg. Sections 1.401(m)-1 and 1.401(m)-2, and all subsequent Internal Revenue Service guidance issued under the applicable Code provisions. Accordingly, the average contribution percentage for any Plan Year for the Highly Compensated Participants as defined in Section 4.06 shall not exceed the greater of:

     (i) 125 percent of the average contribution percentage for the preceding Plan Year for Non-Highly Compensated Participants as defined in
          Section 4.06; or

     (ii) the lesser of (A) the average contribution percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year plus two percent; or (B) two times the average contribution percentage for the group of Non-Highly Compensated Participants for the preceding Plan Year.

     (b) The contribution percentage for any Non-Highly Compensated Participant is calculated by dividing the amount of the Participant's after-tax deposits and Employer matching contributions for the preceding Plan Year by the Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for such preceding Plan Year. The contribution percentage for any Highly Compensated Participant is calculated by dividing the amount of the Participant's after-tax deposits and Employer matching contributions for the Plan Year by the Participant's compensation (as defined in Section 414(q)(4) and 415(c)(3) of the Code) for the Plan Year. The average contribution percentage for the group of Highly Compensated Participants and the group of Non-Highly Compensated Participants is the average of the contribution percentages calculated for each member of the applicable group. In accordance with rules promulgated by the Internal Revenue Service, the Administrator, in calculating a Participant's contribution percentage, may elect to take into account (in calculating contribution percentages) pre-tax deposits and qualified non-elective contributions (if any).

     (c) The Administrator may from time to time establish limits (and as appropriate, modify any such limit) on the amount or percentage of after-tax deposits and/or Employer matching contributions that may be made by or on behalf of Highly Compensated Participants for the Plan Year. In addition, the Administrator may prospectively decrease the rate of after-tax deposits and/or Employer matching contributions of any Participant at any time, if the Administrator determines that such action is necessary or desirable to enable the Plan to comply or to ensure compliance with the average contribution percentage limitations or the requirements of Sections 401(m), 415 or other applicable provisions of the Code.

     (d) If the average contribution percentage of Highly Compensated Participants for any Plan Year exceeds the applicable contribution percentage limitation for such year, each affected Highly Compensated Participant shall receive a distribution of the amount of his excess after-tax deposits and, if necessary, employer matching contributions, together with income on such amounts for the Plan Year in which made. Such distribution shall be made on or before the last day of the Plan Year following the Plan Year to which the excess amounts relate; provided that the Employer will be subject to an excise tax if excess amounts are not distributed within two and one-half months following the close of the Plan Year to which the excess amounts relate. The aggregate amount to be refunded shall be determined by reducing (or leveling) the maximum allowable level of after-tax deposits and Employer matching contributions to a percentage determined by the Administrator that, if applied to all Highly Compensated Participants with a contribution percentage above that level, would result in the average contribution percentage test being satisfied. The aggregate amount required to be refunded shall be allocated among (and distributed to) Highly Compensated Participants by reducing (or leveling) the maximum dollar amount of after-tax deposits and Employer matching contributions for the Plan Year to an amount determined by the Administrator that, if applied to all Highly Compensated Participants with after-tax deposits and/or matching contributions above that level, would result in a refund equal to the aggregate amount of excess amount calculated in accordance with the preceding sentence. The determination of the amount of excess after-tax deposits and Employer matching contributions required to be distributed to affected Highly Compensated Participants shall be made after first determining the amount of any excess deferrals under Section 402(g) of the Code and then after determining the excess contributions under Section 401(k) of the Code.

     (e) In the event that the Administrator determines that Section 401(m) of the Code (including the regulations thereunder) may be applied in a manner different than that prescribed in this Section, the Administrator, in its discretion, may make appropriate adjustments. In addition, the Administrator may promulgate such further rules and procedures as it may deem necessary for the proper application of this Section.

     Article V. EMPLOYER CONTRIBUTIONS AND FUNDING POLICY

     Section 5.01. Employer Contributions.

     (a) Subject to Section 5.01(c) hereof, each month the Employers shall irrevocably contribute to the Trustee on behalf of each Participant an amount equal to the Participant's deposits for such month, provided that the Employer contributions shall be limited to four percent (4%) of his Compensation.

     (b) The Employer's contribution for any Plan Year shall be paid to the Trust Fund not later than the time prescribed by law, including any extensions thereof, for filing the Employer's federal income tax returns with respect to such Plan Year.

     (c) If the Employer contributes an amount in excess of the amount it would otherwise have contributed but for a mistake of fact, such excess, less any losses thereon since its contribution, shall, upon the request of the Employer, be returned to the Employer within one (1) year from the date of the mistaken contribution, but no such return shall cause any Participant's account to be reduced to an amount below the amount such account would contain if the mistaken contribution had not been made.

     Section 5.02. No Liability for Future Contributions. Benefits and distributions under the Plan shall be only such as can be provided by the assets of the Plan, and there shall be no liability or obligation on the part of an Employer to make any further contributions in the event of termination of the Plan.

     Section 5.03. Funding Policy. The funding policy for the Plan is that the Employer contributions and Participant deposits allocated to each investment fund pursuant to Article VI hereof shall be managed in a manner consistent with ERISA and the general investment objectives for such fund and for the purpose of defraying the reasonable expenses of administering the Plan. The Investment Committee shall have primary responsibility for carrying out the funding policy.

     Article VI. INVESTMENT FUNDS

     Section 6.01. Investment Fund Selection.

     (a) The Investment Committee shall select four or more investment funds to which Participants and Beneficiaries may direct his/her deposits. One investment fund shall be the WEC Stock Fund. The Plan Administrator shall publish written rules and procedures for the election of investment funds by Participants, and may revise such rules and procedures at anytime and for any reason.

     (b) Pending investment in assets of a character described for any investment fund and for liquidity purposes, any part of a fund may be invested in savings accounts or other deposits with a bank (including savings accounts of the Trustee or any affiliate thereof earning a reasonable rate of interest), commercial paper or other short term securities, not including any securities of an Affiliate, or commingled funds maintained by the Trustee, all as may be prescribed and with the limitations specified in the Trust Agreement.

     (c) Each Participant's deposits and allocable share of Employer contributions shall be invested in the various investment funds to the extent and as directed by the Participant pursuant to Sections 6.02 and 6.03 hereof.

     Section 6.02. Direction of Investment.

     (a) Each Participant shall direct, in the manner prescribed by the Administrator, the portion of his own deposits, together with the matching allocations contributed by the Employer, which are to be invested in each investment fund described in Section 6.01 hereof, subject to the condition that the applicable portions shall be based on whole percentages.

     (b) In the event a Participant fails to direct investment of any part of his deposits either upon entry into participation in the Plan or upon the elimination of any one or more of the funds, such amount shall be invested pursuant to the procedures adopted by the Administrator.

     (c) A Participant's direction of investment shall remain in effect and may be changed as of any Valuation Date only by giving notice to the Administrator in the manner prescribed by the Administrator.

     Section 6.03. Transfers Between Funds. A Participant may direct that all or any part of the value of his interest in any investment fund be transferred to one or more of the other funds by providing notice to the Administrator in the manner prescribed by the Administrator. Transfers between investment funds are subject to the procedures published by the Administrator.

     Section 6.04. Voting of WEC Stock. A Participant may direct the voting at each annual meeting and at each special meeting of the stockholders of Wisconsin Energy

Corporation of that number of whole shares of WEC Stock attributable to his balance in the WEC Stock Fund, as of the Valuation Date preceding the record date for such meeting. Each such Participant will be provided with copies of any pertinent material together with a request for the Participant's confidential instructions as to how such shares are to be voted. The Administrator shall direct the Trustee to vote such shares in accordance with such instructions. Any shares of WEC Stock for which the Administrator has not received such voting instructions, shall be voted by the Trustee based on the proportionate results of the instructions received for other shares except to the extent that the Trustee in its good faith determination concludes other action is required in order to comply with its fiduciary duties under ERISA.

     Section 6.05. Tender Offers. In the event that WEC Stock becomes the subject of a tender offer, each Participant shall have the sole and exclusive right to decide whether to direct the Trustee to tender up to the number of whole and fractional shares of WEC Stock attributable to his balance in the WEC Stock Fund as of the Valuation Date preceding the date of the tender offer. Each Participant shall have the right, to the extent the terms of the tender offer so permit, to direct the withdrawal of such shares from tender. A Participant shall not be limited as to the number of instructions to tender or to withdraw from same which he can give, provided, however, that the Participant shall not have the right to give such instructions outside a reasonable time period established by the Trustee. Said reasonable time period shall be based on the ability of the Trustee to comply with the offer. Each such Participant will be provided, by the Administrator, within a reasonable time of the commencement of a tender offer, copies of any pertinent material supplied by the tender offeror or Wisconsin Energy Corporation, together with a request for the Participant's instructions pertaining to tender of the applicable shares. Such written material shall include:

     (i) the offer to purchase as distributed by the offeror to the shareholders of the Company;

     (ii) a statement of the shares representing his interest in the WEC Stock Fund as of the most recent information available to the Administrator; and

     (iii) directions as to the means by which a Participant can give instructions with respect to the tender.

The Trustee shall aggregate numbers representing Participants' instructions and shall tender such shares in accordance with such instructions. Any shares of WEC Stock for which the Administrator has not received such tender offer instructions, shall not be tendered. The proceeds of any shares of WEC Stock tendered in accordance with this Section which are purchased and paid for by the tender offeror shall be credited to the investment fund or funds elected by the Participant pursuant to rules established by the Administrator. In the event all shares of WEC Stock tendered by Participants are not purchased pursuant to the tender offer, the Administrator is authorized to allocate the proceeds of the whole and fractional shares purchased from all such Participants pro-rata, based upon the aggregate shares tendered by each Participant.

     Article VII. PARTICIPANT ACCOUNTS

     Section 7.01. Description of Participant Accounts. An account shall be established by the Administrator for each Participant with balances for the Savings Subaccount, Tax Deferral Subaccount, Employer Contribution Subaccount and, if applicable, Rollover Subaccount representing such Participant's interest in the investment funds.

     Section 7.02. Allocation of Participant Deposits and Employer
Contributions.

     (a) The Administrator shall credit the Participant's deposits to the Tax Deferral Subaccount or the Savings Subaccount, as applicable, as received and in accordance with the Participant's directions given pursuant to Section 6.02 hereof.

     (b) Subject to the limitations in Section 12.05 hereof, the Administrator shall allocate total Employer matching contributions for a month for the Participants who made deposits during that month. Each Participant shall be allocated an amount equal to the lesser of (i) his actual deposits during such period, or (ii) four percent (4%) of his Compensation during such period. The Administrator shall credit the Participant's matching amount to the Employer Contribution Subaccount as of the last day of each month and in accordance with the Participant's directions given pursuant to Section 6.02 hereof.

     Section 7.03. Allocation of Changes in Value. As of each Valuation Date the Trustee shall determine the net income, loss, appreciation and/or depreciation earned by each investment fund. Brokerage commissions, transfer taxes, income taxes and other charges and expenses in connection with the investments of a particular fund shall be charged to such fund. The net amount determined for each fund will be allocated to each participant's fund account proportionately by starting with their account value at the beginning of the valuation period and reducing that amount by any new loan issuances, loan expenses and distributions. Employee and employer contributions and any rollover contributions received during that valuation period will not share in earnings.

     Section 7.04. Annual Statement for Participants. As soon as practicable following each Plan Year, the Administrator shall prepare for each Participant an annual statement reflecting the status of the Participant's account as of the end of the Plan Year.

     Article VIII. BENEFITS

     Section 8.01. Non-Forfeitability. A Participant shall at all times be fully vested in and have a non-forfeitable right to the amounts in his account which shall become payable pursuant to Section 8.05 hereof upon his termination of employment with the Employers, his death or Total Disability.

     Section 8.02. Withdrawal of Savings Subaccount Deposits. While employed with an Employer, a Participant may upon written notice to the Administrator elect to withdraw all or any portion of his Savings Subaccount. Distributions shall be made as soon as administratively feasible. Withdrawals from the Savings Subaccount may be made once during any calendar year provided that a Participant may also make withdrawals from his Savings Subaccount at any time he is allowed to make a withdrawal under Section 8.03 for a verifiable "hardship."

     Section 8.03. Hardship Withdrawal of Rollover Subaccount and Tax Deferral Subaccount Deposits. While employed with an Employer and upon verification of a Hardship by the Administrator, a Participant who is under age fifty-nine and one-half (59-1/2), may elect to withdraw from his Rollover Subaccount and Tax Deferral Subaccount an amount not greater than the least of the following:

     (i)  The verified Hardship; or

     (ii) The aggregate amount in his Rollover Subaccount and Tax Deferral Subaccount less any outstanding loan balance; or

     (iii) The aggregate amount of his Rollover Subaccount and his actual deposits to his Tax Deferral Subaccount pursuant to Section 4.01(a) of the Plan (i.e., gross deposits less any prior withdrawals).

No such withdrawal on account of Hardship shall be permitted under this Plan until the Participant has obtained all other distributions and loans currently available under all plans maintained by the Employer. Any Hardship withdrawal shall be made first from the Participant's Rollover Subaccount, if any. Furthermore, commencing with the month following the month in which the Hardship withdrawal distribution occurs, the Participant's deposits to this Plan shall be suspended for no less than twelve (12) consecutive months, and following the conclusion of this suspension the Participant's deposits for the remainder of that calendar year shall be limited to the difference between his maximum allowable deposit under Section 4.01 hereof and the total of his Plan deposits made in the calendar year in which he received his Hardship distribution. A Hardship distribution shall be made as soon as administratively feasible.

     Section 8.04. Withdrawals after Age 59-1/2. While employed with an Employer after attainment of age fifty-nine and one-half (59-1/2), a Participant may upon written notice to the Administrator elect to withdraw all or any portion of his account. Such withdrawals may be made once during any calendar year.

     Section 8.05. Time and Manner of Payment and Date of Valuation.

     (a) In the case of distributions, the value of the Participant's WEC Stock Fund balance, if any, shall be paid in full shares of WEC Stock, to the extent practicable. The number of shares to be distributed shall be the quotient of the value of such account as of the applicable Valuation Date divided by the value assigned by the Trustee to a share of WEC Stock for purposes of valuing the fund as of such Valuation Date. Any remaining value of such balances and the value of the Participant's balances in other funds shall be distributed in cash. Any transfer taxes payable with respect to the distribution of shares of WEC Stock shall be charged to the WEC Stock Fund. When a distribution from the WEC Stock Fund occurs on a Valuation Date that falls between a WEC Stock dividend declaration date and a WEC Stock dividend record date, the WEC Stock dividend payable on shares of WEC Stock to be distributed to the terminating Participant shall be allocated to such Participant. Notwithstanding the foregoing, a Participant may elect to receive the cash value of his WEC Stock Fund account by submitting to the Plan Administrator (at least twenty (20) days before the distribution date) a written request for such cash disbursement.

     (b) Distributions to Participants made pursuant to Section 8.01 hereof shall be made by the Trustee at the direction of the Administrator upon the election of the Participant but in no event later than March 1 of the calendar year following the later of the termination of the Participant's employment or the Participant's attainment of age sixty-five (65). Distributions of death benefits to Beneficiaries shall be made by the Trustee at the direction of the Administrator upon the election of the Beneficiary, but in no event later than March 1 of the calendar year following the Participant's death. All other distributions or withdrawals under this Article shall be paid by the Trustee at the direction of the Administrator as soon as reasonably practicable after the Valuation Date following the applicable event.

     (c) The value of a Participant's account shall be determined as of the Valuation Date immediately preceding the date of distribution.

     (d) Notwithstanding the foregoing, with respect to a five percent (5%) owner of the Employer, benefits shall commence no later than April 1 following the calendar year in which such Participant attains the age of seventy and one-half (70-1/2) even if still employed. In addition, to the extent required by the Code, no distribution in excess of Five Thousand Dollars ($5,000) shall be made without the consent of the applicable Participant prior to his attainment of age sixty-five (65).

     Section 8.06. Distributions to Minor and Disabled Beneficiaries. Any distribution under this Article which is payable to a Beneficiary who is a minor or to a Participant or Beneficiary who, in the opinion of the Administrator, is unable to manage his affairs by reason of illness or mental incompetence may be made to or for the benefit of any such Participant or Beneficiary in such of the following ways as the Administrator shall direct:

     (i) directly to any such minor Beneficiary, if, in the opinion of the Administrator, he is able to manage his affairs,

     (ii) to the legal representative of any such Participant or Beneficiary, or

     (iii) to some near relative of any such Participant or Beneficiary to be used for the latter's benefit.

The Administrator shall not be required to see to the proper application of any such payment made to any person pursuant to the provisions of this Section 8.06.

     Section 8.07. Loans to Participants. While it is the primary purpose of the Plan to provide funds for Participants when they leave the Employer, it is recognized under some circumstances it would be in the best interests of Participants to permit loans to be made to them from their account.

     Accordingly, the Administrator may, in the Administrator's sole discretion, direct that a loan be made to a Participant for any purpose, subject to the following:

     (a) Each request for a loan under this section must be by written application to the Administrator supported by such evidence as it may request. A non-refundable application fee in an amount to be determined by the Administrator will be deducted from the Participant's account. A completed loan application received by the Administrator will be processed as soon as administratively feasible for a check payable to the Participant, pending final approval of the loan request by the Administrator. The Administrator shall rule upon such applications in a uniform and nondiscriminatory manner in accordance with federal requirements, rules and guidelines established herein and such other rules as the Administrator may prescribe from time to time.

     (b) Each loan must be evidenced by a note payable to the Trustee on such form as shall be furnished by the Administrator. Each note evidencing a loan to a Participant shall be held on the Participant's behalf and shall be considered an investment of his accounts. Each such note shall be stated in 12 month increments, not to exceed five years. All loans shall be repaid in approximately equal monthly installments, which are amortized over the term of the loan, in approximately equal monthly installments through payroll deductions or in such other manner as the Administrator may determine. As a condition precedent to the approval of a loan, a Participant shall be required to authorize payroll withholding for the total amount of the loan plus interest. The entire outstanding balance of the loan plus accrued interest may be repaid without penalty at any time provided the loan is not in default; no partial repayments will be allowed. The amount of principal and interest repaid by a Participant shall be credited to such Participant's account as each repayment is made.

     (c) The Administrator shall have the sole authority to approve or disapprove a loan and may consider, among other factors, the Participant's ability to repay the loan.

     (d) A Participant may have no more than one outstanding loan at a time. A Participant may apply for a new loan the first month following repayment of his outstanding loan.

     (e) To the extent the Administrator authorizes a loan to a Participant, the principal amount of any such loan to a Participant may not be less than $1,000 and the maximum amount of any loan shall not exceed the smaller of (i) $50,000 reduced by the highest unpaid principal of a loan outstanding in the prior twelve months or (ii) 50% of the balance in the Participant's account as of the most recent Valuation Date. If extenuating circumstance exist, the Administrator, in its sole discretion, may further limit the amount of any loan approved.

     (f) Each loan shall be secured by a pledge of the Participant's interest in the Plan. By accepting the loan, the Participant automatically assigns as security for the loan such rights in the Participant's account. In the Administrator's sole discretion, additional security may be required.

     In the event the Participant is married on the date the loan application is submitted to the Administrator, the loan will be permitted only if the spouse of the Participant consents in writing to the loan and the spouse's consent acknowledges the effect of the loan and the consent is witnessed by a Plan representative or a notary public or it is established to the satisfaction of the Administrator that a required consent may not be obtained because the Participant is not married, because the spouse cannot be located, or because of such other circumstances as the Secretary of the Treasury may prescribe by regulations.

     (g) Each loan will bear interest at a reasonable rate established by the Administrator in a uniform and nondiscriminatory manner (but not greater than the maximum rate permitted by law). The interest rate will be fixed for the term of the loan.

     (h) In the event that (i) the Participant dies or (ii) the Participant's employment with the Employer is terminated for any reason, or (iii) the Participant attempts to revoke any payroll deduction authorization for repayment of the loan without the consent of the Administrator, the unpaid balance with interest due to the date of payment shall become immediately due and payable. However, with the Administrator's approval, repayment of the balance may be deferred until such time as the Participant's account is distributed, provided that the Participant continues to make monthly loan repayments, including interest.

     In the event that the Participant fails to become current in installment payments during a consecutive 60 day period and the Administrator elects to treat such failure as a default, the unpaid balance with interest due to the date of payment shall become immediately due and payable. If the Participant defaults, the Administrator shall give written notice to the Participant stating that if the loan and interest are not paid within 30 days of the date of such notice, the amount of the Participant's account shall be reduced by the amount of the unpaid balance of the loan, with interest due to the date of default, and the Participant's indebtedness shall thereupon be discharged.

     (i) If the Participant defaults, the Participant will not be allowed to make deposits to the Plan for the duration of the scheduled loan period or twelve months from the date default, whichever is greater. The Participant will not be allowed to apply for another loan for one year from the date of default. Any action(s) as noted in this provision shall not operate as a waiver of the rights of the Employer, the Administrator, the Trustee, or the Plan under applicable law. The Administrator shall also be entitled to take any and all other actions necessary and appropriate to otherwise enforce collection of the outstanding balance of the loan.

     (j) Notwithstanding the foregoing provisions of this Section 8.07, if a distribution of a Participant's account is to be made in a lump sum prior to repayment of any outstanding loan to the Participant under the Plan, then the unpaid portion of any loan made to the Participant under the Plan, including accrued interest, shall be deducted from the amount of the Participant's account balances to be distributed to the Participant.

     (k) The Administrator may establish additional rules and guidelines relating to Participant loans under the Plan which rules and guidelines shall be applied in a uniform and nondiscriminatory basis.

     Article IX. PLAN ADMINISTRATION

     Section 9.01. Appointment of Members. There shall be a committee consisting of not less than three (3) persons from time to time appointed by the Board and serving at its pleasure. Members may, but need not, be officers, directors or employees of an Affiliate. Any vacancies on the committee, whether caused by death, resignation, removal or other cause, shall be filled by the Board but shall not affect the authority or responsibility of the committee to act until such vacancy is filled. Members of the committee may and it is contemplated that they shall serve in similar capacities under other employee retirement and welfare benefit programs established and maintained by the Company. The committee shall be deemed the Plan's Administrator for all purposes of ERISA.

     Section 9.02. Responsibility and Authority of the Administrator. The Administrator shall have and exercise all discretionary and other authority to control and manage the operation and administration of the Plan as it may be amended by the Board from time to time, except such authority as is specifically allocated otherwise by or under the terms hereof. Without limiting the foregoing and in addition to its authority and duties specified elsewhere herein, the Administrator shall have exclusive authority to:

     (i) Interpret and apply all provisions hereof, including without limitation, the power to determine who is a Participant in the Plan and the amount of Compensation to be recognized for each such Participant;

     (ii) Formulate, issue and apply rules and regulations, which are consistent with the terms and provisions hereof and the requirements of applicable law;

     (iii) Make appropriate determinations and calculations and direct the Trustee and/or Insurer to pay benefits accordingly;

     (iv) Prescribe and require the use of appropriate forms; and

     (v)  Prepare all reports which may be required by law.

     Section 9.03. Use of Professional Services. The Administrator may engage the services of and/or consult with legal counsel, independent qualified public accountant, independent enrolled actuary or such other persons as it may deem appropriate. Such persons may be employed for the purpose of rendering advice to any committee member concerning his responsibilities hereunder, and may be persons who render services to an Affiliate, any Insurer and/or the Trustee. In any case in which the Administrator utilizes such services, it shall retain exclusive discretionary authority and control over the management and administration of the Plan.

     Section 9.04. Fees and Expenses. Committee members who are employed by an Affiliate shall serve without compensation but shall be reimbursed for all reasonable expenses incurred in their capacity as committee members. Where the Administrator utilizes services as provided by Section 9.03 hereof, it shall review and approve fees and other costs for these services. Such fees and costs and any other expenses incurred in the administration of the Plan and the Trust Fund shall be paid out of the principal or income of the Trust Fund unless voluntarily paid by the Company.

     Section 9.05. Organization and Procedure. The Administrator shall select from its committee members a chairman and such other officers as it deems appropriate. Administrator action may be taken on a vote of at least a majority of the committee members present at any meeting or upon unanimous written consent of all members without a meeting. Administrator meetings shall be scheduled to be held at least quarterly during a Plan Year. Minutes of Administrator meetings shall be kept and all actions of the Administrator shall be recorded in such minutes or other appropriate written form. The Administrator may establish such other procedures and operating rules as it deems appropriate.

     Section 9.06. Delegation of Authority and Responsibility.

     (a) The Administrator may delegate to any one or more of its members the authority to execute documents on behalf of the Administrator and to represent the Administrator in any matters or dealings involving the Administrator. Any such delegation of authority shall be set forth in writing as provided in
Section 9.05 hereof.

     (b) Personnel of the Company who are not committee members may perform such duties and functions relating to the administration of the Plan as the Administrator shall direct and supervise. It is expressly provided, however, that in any such case, the Administrator retains full and exclusive authority and responsibility for and respecting any such activities by such other personnel, and nothing contained in this subsection (b) shall be construed to confer upon such other personnel any discretionary authority or control in and respecting the management and administration of the Plan.

     Section 9.07. Requirement to Furnish Information and to Use Administrator's Forms. Each person entitled to benefits under the Plan shall furnish to the Administrator such evidence, data or information as such Administrator considers necessary or desirable in order to properly administer the Plan. Any election, revocation, designation of Beneficiary, application, notification or other writing to be submitted hereunder to the Administrator must be filed pursuant to the procedure and on the appropriate form prescribed, and its receipt acknowledged, by the Administrator in order to be valid and effective.

     Section 9.08. Claims Procedure.

     (a) A Participant or Beneficiary who believes that he is then entitled to benefits hereunder in an amount greater than he is receiving or has received may file, or have his duly authorized representative file, a claim for such benefits by writing directly to the Administrator at the address specified in Section
9.10 hereof. The Administrator may prescribe a form for filing such claims, and if it does so, a claim shall not be deemed properly filed unless such form is used, but the Administrator shall provide a copy of such form to any person whose claim for benefits is improper solely for this reason. Such claims shall be referred in accordance with Section 9.06(a) hereof to one committee member who shall prepare an appropriate written response.

     (b) Every claim which is properly filed shall be answered in writing stating whether the claim is granted or denied. Such written response shall be provided to the claimant within ninety (90) days of the claim's receipt by the Administrator unless an extension of time is needed to process the claim in which case the Administrator shall give the claimant written notice of such need, the reason therefore and the length of such extension which shall not exceed an additional ninety (90) days. If the claim is wholly or partially denied, the specific reasons for denial and reference to the pertinent Plan provisions shall be set forth in the written response to the claimant. Such response shall also describe any information necessary for the claimant to perfect an appeal and an explanation of the Plan's claim appeal procedure as set forth in subsection (c) of this Section.

     (c) Within sixty (60) days of the claimant's receipt of written notice that a claim is denied, the claimant or his duly authorized representative may file a written appeal to the Administrator, including any comments, statements or documents, the claimant may wish to provide. An appeal shall be considered by the entire committee, less the member responding to the initial claim, which shall make its decision with respect to such appeal no later than the regularly scheduled Administrator meeting occurring thirty (30) days after such appeal is timely filed; provided, however, that if an extension of time is required to process such appeal, written notice thereof shall be given to the claimant prior to the commencement of such extension which shall not go beyond the third regularly scheduled Administrator meeting occurring after such filing. In the event the claim is denied upon appeal, the Administrator shall set forth the reasons for denial and the pertinent Plan provisions in a written decision. The Administrator shall comply with any reasonable request from a claimant for documents or information relevant to his claim prior to his filing an appeal.

     (d) The Administrator shall have full and complete discretionary authority to construe the terms of the Plan, determine eligibility for benefits and to decide any matters presented through the claims procedures. Any final determination by the Administrator shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Administrator at the time of such determination.

     Section 9.09. Agent for Service of Process. The chairman selected under
Section 9.05 hereof is hereby designated as the agent for service of legal process with respect to all matters pertaining to the Plan and the Trust Fund.

     Section 9.10. Communications.

     (a) All requests, appeals, designations, elections and other communications to the Administrator shall be in writing and shall be made by hand delivering the same to the Administrator or by transmitting the same via the U.S. mail, certified, return receipt requested, addressed as follows:

                      Wisconsin Gas Company
                      626 East Wisconsin Avenue
                      Milwaukee, Wisconsin  53202

                      Attention:   Administrator
                                   Wisconsin Gas Company
                                   Employees' Savings Plan

     (b) All notices, reports and statements given, made, delivered or transmitted to a Participant shall be deemed to have been duly given, made addressed to the Participant at the address last appearing on the books of the Administrator. A Participant may record any change of his address from time to time by written notice filed with the Administrator.

     Article X. AMENDMENT AND TERMINATION

     Section 10.01. Amendment. The Board shall have the authority to amend the Plan at any time and in any manner not prohibited by the Code and ERISA except as such authority is reserved to the Administrator under this Section 10.01 or is delegated to the Administrator by Board resolution; provided, however, that any amendment which increases the duties or responsibilities of any Trustee shall be effective only with such Trustee's consent. The Administrator shall have the authority to amend the Plan in any respect it deems necessary to obtain a determination letter or ruling from the Internal Revenue Service with respect to the qualification of the Plan and the Trust Agreement under the applicable provisions of the Code. Any amendment may be retroactive to the extent permitted by applicable law. Notwithstanding the foregoing, no amendment to the Plan shall decrease a Participant's accrued benefit or vested percentage or eliminate an optional form of distribution for a previously accrued benefit.

     Section 10.02. Termination. The Board shall have the right to terminate, in whole or in part, the Plan at any time and in such event or upon termination due to permanent discontinuance of all Company contributions, accounts of Participants shall be fully vested and non-forfeitable to the extent of the termination. After provision for reasonable expenses, the assets for the Trust Fund allocable to the portion of the Plan being terminated shall be distributed pursuant to the provisions of Article VIII hereof at such time as may be determined by the Administrator.

     Article XI. FIDUCIARIES AND ALLOCATION OF RESPONSIBILITIES

     Section 11.01. Fiduciaries. The Administrator is the named fiduciary for purposes of ERISA. The Board, the Investment Committee, any Insurer, and any Trustee shall be fiduciaries only to the extent provided in ERISA with respect to their respective duties for the Plan and Trust. No fiduciary designated shall be required to give any bond or other security for the faithful performance of its duties and responsibilities with respect to the Plan and/or the Trust Fund, except as may be required from time to time under ERISA.

     Section 11.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 11.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided herein and in any related documents. Each such named fiduciary may obtain the services of such legal, actuarial, accounting, investment and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other named fiduciary, the Plan, an Affiliate and/or any Insurer; provided, however, that where such services are obtained, the named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant.

     Section 11.03. General Limitation on Liability. Neither the Administrator, the Board, the Investment Committee, their respective members, any Insurer, any Trustee nor any other person or corporation, including an Affiliate and its shareholders, directors, officers and other personnel guarantees the Trust Fund in any manner against loss or depreciation, and none of them shall be jointly or severally liable for any act or failure to act or for anything whatever in connection with the Plan, the Trust Fund and the Trust Agreement or the administration hereof, except and only to the extent of liability imposed because of a breach of fiduciary responsibility specifically prohibited under ERISA.

     Section 11.04. Responsibility for Co-Fiduciaries. The members of the Board, both jointly and severally, shall not be responsible for any act or failure to act of the Administrator, the Investment Committee or their respective members, any Insurer, or any Trustee, except as may be otherwise specifically provided under ERISA. The Administrator's committee members, both jointly and severally, shall not be responsible for any act or failure to act of the Board, the Investment Committee or their respective members, any Insurer, or any Trustee, except as may be otherwise specifically provided under ERISA. The members of the Investment Committee, both jointly and severally, shall not be responsible for any act of failure to act of the Board, the Administrator or their respective members, any Insurer, or any Trustee, except as may be otherwise specifically provided under ERISA. No Insurer shall be responsible for any act or failure to act of the Administrator, the Board, the Investment Committee or their respective members, or any Trustee, except as may be otherwise specifically provided under ERISA. No Trustee shall be responsible for any act or failure to act of the Administrator, the Board, the Investment Committee or their respective members, or any Insurer, except as may be otherwise specifically provided under ERISA.

     Section 11.05. Multiple Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan, the Trust Fund and/or the Trust Agreement.

     Article XII. GENERAL PROVISIONS

     Section 12.01. NonGuarantee of Employment or Other Benefits. Neither the establishment of the Plan, nor any modification or amendment thereof, nor the payment of benefits hereunder shall be construed as giving any Employee or any other person whomsoever any legal or equitable right against an Affiliate or its individual shareholders, directors, officers or other personnel, the Administrator, the Investment Committee or their respective members, any Insurer, or any Trustee, or the right to the payment of any benefits hereunder (unless the same shall be specifically provided herein) or as giving any Employee or any other personnel the right to be retained in the employ of an Affiliate or as affecting the right of the Affiliate to discipline or discharge any Employee or any other personnel.

     Section 12.02. Mergers, Consolidations and Transfers of Plan Assets. In the case of any merger, consolidation with, or transfer of assets or liabilities to any other plan, each Participant must be entitled to receive a benefit immediately after the merger, consolidation, or transfer (if the governing plan then terminated) which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan then terminated).

     Section 12.03. Spendthrift Clause. Except as otherwise provided by the Code, no Participant, Beneficiary or other person entitled to benefits hereunder shall have the right to transfer, assign, alienate, anticipate, pledge or encumber any part of such benefits, nor shall such benefits, or any part of the Trust Fund be subject to seizure by legal process by any creditor of such Participant, Beneficiary or other person. Any attempt to effect such a diversion or seizure as aforedescribed shall be deemed null and void for all purposes hereunder. Notwithstanding the foregoing, the Trustee may recognize a qualified domestic relations order with respect to child support, alimony payments or marital property rights if such order contains sufficient information for the Administrator to determine that it meets the applicable requirements of Section 414(p) of the Code. Such an order may permit distribution to an alternate payee prior to the time a Participant would be eligible for benefits hereunder. The Administrator shall establish written procedures concerning the notification of interested parties and the determination of the validity of such orders.

     Section 12.04. Exclusive Benefit. Anything in the Plan which might be construed to the contrary notwithstanding, it shall be impossible at any time prior to the satisfaction of all liabilities with respect to any Participant and Beneficiary under the Plan for any part of the Plan assets to be used for, or diverted to, purposes other than the exclusive benefit of any such Participant or Beneficiary and defraying the reasonable expenses of administering the Plan.

     Section 12.05. Limitation of Allocations. The Plan is subject to the limitations on benefits and contributions imposed by Code Section 415 which are incorporated herein by this reference. The limitation year shall be the calendar year. In the event that there are multiple plans, the annual additions to this Plan shall be reduced in order to satisfy these requirements. Any amounts not allocable to a Participant by reason of the limitations incorporated herein shall be allocated and reallocated during the limitation year among all other eligible Participants to the extent permitted by the limitations. Any amounts which cannot be allocated or reallocated due to the limitations shall be credited to a suspense account subject to the following conditions: (i) amounts in the suspense account shall be allocated as a forfeiture among all eligible Participants hereunder at such time, including termination of the Plan or complete discontinuance of Employer contributions, as the foregoing limitations permit, (ii) no investment gains or losses shall be allocated to the suspense account, (iii) no further Employer contributions shall be permitted until the foregoing limitations permit their allocation to Participants' accounts, and (iv) upon termination of the Plan any unallocated amounts in the suspense account shall revert to the Company.

     Section 12.06. Top-Heavy Restrictions.

     (a) Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section shall be applicable. The Plan is "top-heavy" for a Plan Year if as of the last day of the preceding Plan Year (or the last day of the Plan's first Plan Year, whichever is applicable, i.e., the Plan Year's "determination date") the total present value of the accrued benefits of key employees (as defined in Code Section 416(i)(1) and applicable regulations) exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the Plan (excluding those of former key employees and employees who have not performed any services during the preceding five (5) year period) (as such amounts are computed pursuant to Section 416(g) and applicable regulations using a five percent (5%) interest assumption and a 1971 GAM mortality assumption) unless such plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. Any nonproportional subsidies for early retirement and benefit options are counted assuming commencement at the age at which they are most valuable. In addition, a plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together they satisfy the Code Section 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group include any plan in which a key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated) and any plan which enables such a plan to meet the Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this Section includes any group employers aggregated pursuant to Code Sections 414(b), (c) or (m). The calculation of the present value shall be done as of a valuation date which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code) the accrued benefit of an Employee other than a key employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or
(ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of
Section 411(b)(1)(C) of the Code.

     (b) If a defined contribution plan is top-heavy in a Plan Year, non-key employee participants who have not separated from service at the end of such Plan Year will receive allocations of employer contributions and forfeitures equal to the lesser of three percent (3%) of compensation (as defined in Code
Section 415) for such year or the percentage of compensation allocated on behalf of the key employee for whom such percentage was the highest for such year (including any salary reduction contributions). If a defined benefit plan is top-heavy in a Plan Year and no defined contribution plan is maintained, the employer-derived accrued benefit on a life only basis commencing at the normal retirement age of each non-key employee shall be equal to a percentage of the highest average compensation for five consecutive years, excluding any years after such Plan permanently ceases to be top-heavy, such percentage being the lesser of (i) twenty percent (20%) or (ii) two percent (2%) times the years of service after December 31, 1983 in which a Plan Year ends and in which the Plan is top-heavy. If the controlled group maintains both a defined contribution plan and a defined benefit plan which cover the same non-key employee, such employee will only be entitled to the defined benefit plan minimum.

     Section 12.07. Indemnification. The Company shall indemnify any director, officer and/or other personnel of an Affiliate who acts with respect to the Plan and/or the Trust Fund as a member of the Board, the Investment Committee or the Administrator and shall hold any such director, officer and/or other personnel harmless from the consequences of his acts or conduct in connection with the Plan and/or the Trust Fund except to the extent that such consequences are the result of willful misconduct or gross negligence of such director, officer and/or other personnel.

     Section 12.08. Successors and Assigns. The Plan and the Trust Agreement shall be binding upon the successors and assigns of the Company and any Employer.

     Section 12.09. Retroactive Effective Dates. The following provisions shall apply retroactively from and after the date indicated:

     (i) the deletion of the family aggregation rule in the definition of "Compensation" in Section 2.01(g) effective January 1, 1997;

     (ii) the military service rules in Section 3.03 effective December 12, 1994;

     (iii) the Code Section 401(k) and 401(m) rules in Article IV effective January 1, 1997; and

     (iv) the increase in the minimum cash out amount in Section 8.06(d) effective January 1, 1998

     Section 12.10. Withholding/Rollover Rules.

     (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover as such terms are defined herein.

     (b) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; an in-service hardship withdrawal of pre-tax deposits; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

     (c) An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement account described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

     (d) A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

     (e) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                                    * * * * *

                                  CERTIFICATION

               The undersigned, as Administrator of the Wisconsin Gas Company Employees' Savings Plan, hereby certifies that the foregoing document is a true and accurate copy of said Plan as amended and restated effective in 2000 pursuant to resolutions adopted by the Board of Directors of Wisconsin Gas Company.

               Dated this ______ day of ______________, 2000.


                                       WISCONSIN GAS COMPANY
                                       EMPLOYEE BENEFIT PLANS COMMITTEE



                                       By:
                                          ------------------------------
                                                 Committee Chairman